CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 25 to the registration statement on Form N-1A ("Registration Statement") of our report dated March 19, 2003, relating to the financial statements and financial highlights appearing in the February 28, 2003 Annual Report to Shareholders of California Tax-Free Bond Fund and California Tax-Free Money Fund (comprising T. Rowe Price California Tax-Free Income Trust), which are incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
June 24, 2003